Exhibit 99.1

Contacts: Martha Guerra-Kattou (305) 715-5141 MGuerra@uscentury.com Aymee Zubizarreta, MBA (305) 799-0750 AZubizarreta@chemistryagency.com

USCB FINANCIAL HOLDINGS, INC. APPOINTS ROBERT E. KAFAFIAN TO ITS BOARD OF DIRECTORS

Miami, FL – April 1, 2022 – USCB Financial Holdings, Inc. (the “Company”) (NASDAQ: USCB) and its wholly owned subsidiary, U.S. Century Bank (the “Bank”), announced today the appointment of Robert (“Bob”) E. Kafafian as an independent director of both the Company and the Bank. He will also serve on the Bank’s Asset and Liability Committee.

Mr. Kafafian is the Founder, Chairman and Chief Executive Officer (“CEO”) of The Kafafian Group, Inc. and a recognized banking industry leader in performance measurement. He has a distinguished 40-year career consulting and advising more than 500 financial institutions across the United States and has been instrumental in the design and development of a nationally recognized bank profitability software product. Mr. Kafafian is a frequent speaker and writer on a variety of banking subjects and is often quoted in banking periodicals. He teaches at numerous state, regional, and national banking schools.

“Bob exemplifies the qualities we are seeking in a new director – a broad and robust knowledge of the banking industry, as well as significant expertise in performance management metrics. His unique insight will help us continue the progress we have made to strengthen our competitive position and profitability,” said Luis de la Aguilera, President and CEO of USCB Financial Holdings, Inc. and U.S. Century Bank.

Mr. Kafafian’s previous professional experience includes: President-Consulting Services and Managing Director, Tucker Anthony Capital Markets (now RBC Capital Markets); President & CEO, The Q Group, Inc. (merged with Hopper Soliday & Co./Tucker Anthony Capital Markets); Vice President, Bradford Trust Company (merged into The Bank of New York Mellon Corporation); Director of Budgeting and Profit Planning, United Jersey Bank (merged into Bank of America Corporation); Controller, First National State Bank Corporation (merged into Wells Fargo & Company).

"I am excited about the opportunity to serve alongside such a talented group of directors,” said Mr. Kafafian. “I have dedicated my career to helping community banks build long-term value for their stakeholders and look forward to working with the talented, committed leadership team at U.S. Century Bank.”

Mr. Kafafian has served as President of the Board of Directors of the Association for Management Information in Financial Services (“AMIfs”), is a member of the Financial Managers Society Strategic Issues Council, and is a board member of other companies as well as professional, community, and academic organizations. He has also written a book, published by AMIfs, entitled KEYS TO COMMUNITY BANK SUCCESS – Utilizing Management Information to Make Informed Decisions.

Mr. Kafafian received a B.A. degree in Business/Economics from Moravian University and an M.B.A. in Finance from Fairleigh Dickinson University. He was awarded AMIfs’ Lifetime Achievement award and is a Certified Profitability Professional.

About USCB Financial Holdings, Inc. and U.S. Century Bank

USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state. U.S. Century Bank is rated 5-star by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services. U.S. Century Bank has received awards and accolades from numerous organizations for its philanthropic support and leadership, including the Beacon Council, Greater Miami Chamber of Commerce, South Florida Hispanic Chamber of Commerce and others. For more information or to find a U.S. Century Bank banking center near you, please call (305) 715-5200 or visit www.uscentury.com.

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